Exhibit 99.1

Skullcandy Reports Record Fourth Quarter and 2011 Financial Results

•	Fourth quarter net sales increased 29.0%

•	Annual net sales increased 44.8%

•	Fourth quarter gross profit margin increased sequentially to 49.9% from 47.5%

PARK CITY, UTAH – February 22, 2012 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the fourth quarter and full year ended December 31, 2011.

Select Highlights

•	Fourth quarter net sales increased 29.0% to $83.4 million, with domestic net sales increasing 27.0%, international net sales increasing 18.8% and online net sales increasing 73.0%

•	Fourth quarter GAAP net income increased to $12.3 million, or $0.44 per diluted share

•

Fourth quarter adjusted net income increased 22.5% to $13.2 million, or $0.47 per diluted share. Adjusted net income excludes $831 thousand of after tax expenses related to a lawsuit and settlement with Monster Cable Products, Inc.

•	Annual net sales increased 44.8% to $232.5 million, with domestic net sales increasing 34.0%, international net sales increasing 54.2% and online net sales increasing 163.2%

•	Annual GAAP net income increased to $18.6 million, or $0.79 per diluted share

•

Annual adjusted net income increased 27.7% to $23.5 million, or $1.00 per diluted share. Adjusted net income excludes $3.6 million of one-time charges related to a previously disclosed 2008 capital transaction and $1.3 million of after tax expenses related to a lawsuit and settlement with Monster Cable Products, Inc.

Jeremy Andrus, Skullcandy’s President and CEO stated, “We are pleased with our fourth quarter results and momentum heading into 2012. We ended the best year in Skullcandy’s history with strong net sales growth and sequential margin improvement. We made key acquisitions during the year and continue to make investments in critical areas of the business to support long-term growth, including product development, international expansion, interactive media and point of sale merchandising.”

Mr. Andrus continued, “We are very excited about the evolution of our products and brand going into 2012. We continue to evolve the Skullcandy brand around aspirational design and audio performance. New headphone models will feature refined styling and our new proprietary sound profile dubbed Supreme Sound. We unveiled the brand’s updated product collection, packaging, and positioning at nine tradeshows around the world over the past two months, and the response has been extremely positive. More than ever before, Skullcandy is uniquely positioned in the market as a true performance lifestyle audio brand.”

Fourth Quarter Results

Net sales in the fourth quarter of 2011 increased 29.0% to $83.4 million from $64.6 million in the same quarter of the prior year. In the fourth quarter of 2011, domestic net sales increased 27.0% to $59.1 million, international net sales increased 18.8% to $15.3 million, and online net sales increased 73.0% to $9.0 million.

Gross profit in the fourth quarter of 2011 increased 15.0% to $41.6 million from $36.2 million in the same quarter of the prior year. Gross margin was 49.9% in the fourth quarter of 2011 compared to 47.5% in the third quarter of 2011 and 56.0% in the fourth quarter of 2010. The decline in gross margin in the fourth quarter 2011 from the fourth quarter of 2010 was the result of a shift in sales mix to certain products that carry temporarily lower gross margins and inventory acquired at a higher cost basis in the acquisition of Kungsbacka 57 AB and the transition to a direct model in Europe. The Company anticipates gross margin increasing on a full-year basis in 2012, as new sourcing initiatives and a higher mix of direct international sales are expected to benefit gross margin.

Selling, general and administrative expenses in the fourth quarter 2011 decreased 43.4% to $21.2 million and included $1.3 million of legal and settlement expenses related to a lawsuit with Monster Cable Products, Inc. (“Monster”). The expenses in 2010 included $17.5 million in compensation expense related to management incentive bonuses and $2.9 million in compensation expense as additional consideration to certain employee stockholders pursuant to the securities purchase and redemption agreement. The 2008 securities purchase and redemption transaction was finalized upon completion of our initial public offering.

GAAP net income in the fourth quarter of 2011 was $12.3 million, or $0.44 per diluted share, based on 28.0 million diluted weighted average common shares outstanding. Net loss in the same quarter of the prior year was $9.7 million, or $(0.69) per diluted share, based on 14.1 million diluted weighted average common shares outstanding.

Adjusted net income in the fourth quarter of 2011 which excludes $831 thousand, net of tax benefit, of legal and settlement expenses related to Monster was $13.2 million, or $0.47 per diluted share, based on 28.0 million diluted weighted average common shares outstanding. Adjusted net income in the same quarter of the prior year, which excludes $20.5 million in expenses related to the 2008 securities purchase and redemption agreement, was $10.7 million, or $0.54 per diluted share, based on 19.7 million diluted weighted average common shares outstanding. For a reconciliation of adjusted net income to net income (loss), see the accompanying tables at the end of this release.

EBITDA in the fourth quarter of 2011 increased to $21.4 million from $(8.0) million in the same quarter of the prior year. Adjusted EBITDA increased 16.9% to $22.7 million from $19.4 million in the same quarter of the prior year. For a reconciliation of EBITDA and adjusted EBITDA to net income, see the accompanying tables at the end of this release.

Recent Developments

On November 23, 2010, Monster filed a lawsuit in Utah state court against Skullcandy and one of our newly hired employees alleging, among other things, misappropriation of trade secrets and unfair competition. On February 15, 2012, the parties reached a full settlement. In connection with the settlement, Skullcandy incurred legal and settlement expenses, net of tax benefit, of $1.3 million in 2011 and expects to incur an additional estimated $800 thousand in legal expenses in the first quarter of 2012 associated with the matter. These represent one-time expenses associated with the settlement and the Company does not expect any additional expenses associated with this matter after the first quarter of 2012.

Outlook

For the full year 2012, the Company expects net sales of $275 million to $295 million and adjusted diluted earnings per share of $1.10 to $1.20. The adjusted diluted earnings per share excludes estimated first quarter legal expenses of approximately $800 thousand related to Monster that will be recorded in the first quarter of 2012. The 2012 adjusted diluted earnings per share range assumes a tax rate of approximately 35% and diluted weighted average shares outstanding of approximately 28.7 million.

Call Information

A conference call to discuss the fourth quarter and annual 2011 results is scheduled for today, February 22, 2012, at 4:30 PM Eastern Time/2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. Analysts and investors can participate in the live call by dialing (719) 457-2087. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through February 29, 2012. To access the telephone replay, listeners should dial (858) 384-5517 and enter ID #6524609.

About Skullcandy, Inc.

Skullcandy became the world’s most distinct audio brand by bringing color, character and performance to an otherwise monochromatic space; revolutionizing the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. From the award-winning, optic-inspired Roc Nation Aviator headphones to the evolutionary fitting FIX earbuds and a roster of the world’s finest athletes, musicians and artists, Skullcandy continues to redefine world-class audio performance and style. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s guidance, future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s ability to extend the recognition and reputation of its brand, to continue to develop innovative and popular products, to respond to changes in consumer preferences, to grow its international business, to implement new sourcing initiatives and other factors that are detailed in the Company’s registration statement on Form S-1, including the Risk Factors contained in the Company’s registration statement, which is available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Alecia Pulman/Janet Reinhardt

203-682-8200

Alecia.Pulman@icrinc.com

Investors:

John Rouleau

203-682-8342

John.Rouleau@icrinc.com

-Financial Tables follow-

SKULLCANDY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$83,413	$64,643	$232,469	$160,583
Cost of goods sold	41,786	28,449	116,930	75,078

Gross profit	41,627	36,194	115,539	85,505
Selling, general and administrative expenses	21,183	37,396	73,378	67,602

Income (loss) from operations	20,444	(1,202)	42,161	17,903
Other expense	45	6,935	1,761	14,556
Interest expense	84	309	1,089	1,545
Interest expense—related party	—	1,519	6,384	6,842

Income (loss) before income taxes and noncontrolling interests	20,315	(9,965)	32,927	(5,040)
Income tax expense (benefit)	7,983	(234)	14,306	4,653

Net income (loss)	12,332	(9,731)	18,621	(9,693)

Net income attributable to noncontrolling interests	(11)	—	(4)	—
Preferred dividends	—	(8)	(17)	(30)

Net income (loss) attributable to Skullcandy, Inc.	$12,321	$(9,739)	$18,600	$(9,723)

Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.45	$(0.69)	$0.93	$(0.69)
Diluted	0.44	(0.69)	0.79	(0.69)
Weighted average common shares outstanding
Basic	27,241,718	14,120,316	20,078,579	14,001,358
Diluted	27,968,585	14,120,316	23,573,962	14,001,358

SKULLCANDY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(unaudited)

	As of December 31,	As of December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$23,302	$6,462
Accounts receivable, net	50,616	46,676
Inventories	43,975	22,560
Prepaid expenses and other current assets	8,499	5,157
Deferred taxes	3,978	3,711

Total current assets	130,370	84,566
Property and equipment, net	10,294	3,967
Intangibles	13,678	561
Goodwill	13,867	—
Deferred financing fees	402	3,800
Deferred taxes	—	430

Total assets	$168,611	$93,324

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$23,206	$13,456
Accrued liabilities	25,100	15,529
Bank line of credit	9,884	10,802

Total current liabilities	58,190	39,787
Deferred taxes	3,609	—
Long term debt	—	4,104
Long term debt, related party	—	69,256
Commitments and contingencies
Redeemable convertible preferred stock	—	2,534
Stockholders’ deficit:
Common stock	3	1
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	119,042	9,197
Other comprehensive income	118	—
Retained earnings	30,339	11,739

Total Skullcandy stockholders’ equity (deficit)	106,208	(22,357)
Noncontrolling interests	604	—
Total stockholders’ equity (deficit)	106,812	(22,357)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$168,611	$93,324

SKULLCANDY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Twelve Months Ended December 31,
	2011	2010
Operating activities
Net income (loss)	$18,621	$(9,693)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,031	677
Loss on disposal of fixed assets	123	—
Provision for doubtful accounts	333	2,371
Deferred income taxes	805	(2,580)
Noncash interest expense	6,643	4,513
Amounts payable in connection with management incentive bonus	—	17,500
Change in value of derivatives related to stockholder payables	—	17,500
Stock-based compensation expense	5,243	4,764
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,219)	(19,778)
Inventories	(13,966)	(4,703)
Prepaid expenses and other	(4,633)	(3,497)
Accounts payable	7,616	8,198
Income taxes payable	8,737	(4,549)
Accrued liabilities and other current liabilities	1,734	5,910

Net cash provided by operating activities	29,068	16,633
Investing activities
Purchase of property and equipment	(7,559)	(2,626)
Purchase of intangible assets	(31)	(313)
Business acquisitions	(29,462)	—

Net cash used in investing activities	(37,052)	(2,939)
Financing activities
Net borrowings (repayments) on bank line of credit	(919)	10,800
Repayment of long-term debt	(46,780)	(20,711)
Debt issuance costs	—	(50)
Proceeds from issuance of common stock, net of issuance costs	69,901	—
Capital contribution by joint venture partner	574
Proceeds from exercise of stock options and warrants	1,140	285
Income tax benefit related to exercise of stock options	933	712

Net cash provided by (used in) financing activities	24,849	(8,964)

Effect of exchange rate changes on cash and cash equivalents	(25)	—
Net increase in cash and cash equivalents	16,840	4,730
Cash and cash equivalents, beginning of period	6,462	1,732

Cash and cash equivalents, end of period	$23,302	$6,462

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME

(in thousands of dollars)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net income (loss)	$12,332	$(9,731)	$18,621	$(9,693)
Net income attributable to noncontrolling interests	(11)	—	(4)	—
Second contingent payment pursuant to the securities purchase and redemption agreement (1)	—	6,112	2,199	12,225
Third contingent payment pursuant to the securities purchase and redemption agreement (2)	—	897	1,392	2,391
Compensation expense associated with one-time management incentive bonuses and consideration to certain employee stockholders, net of tax benefit (3)	—	13,462	—	13,462
Legal and settlement expenses associated with Monster litigation, net of tax benefit (4)	831	—	1,266	—

Adjusted net income	$13,152	$10,740	$23,474	$18,385

(1)	This item is recorded in interest expense in the Consolidated Statements of Operations in 2011 and is recorded in other expense in the Consolidated Statements of Operations in 2010. In December 2010, the Company amended the securities purchase and redemption agreement and removed the contingencies associated with the second contingent payment that were based on the compound internal rate of return and fixed the amount payable at $17.5 million. As such, this payment was no longer accounted for as a derivative as of December 31, 2010
(2)	This item is recorded in other expense in the Consolidated Statements of Operations
(3)	This item is recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. It is reflected in the schedule above net of the tax benefit of $6.9 million
(4)	This item is recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. It is reflected in the schedule above net of tax benefit of $502 thousand and $765 thousand for the three and twelve months ended December 31, 2011, respectively

Non-GAAP Measures

Adjusted net income, for the periods presented, represents net income (loss) excluding expenses associated with the 2008 securities purchase and redemption agreement and legal and settlement expenses associated with the Monster litigation. These expenses relate to a historical capital transaction and one-time legal and settlement expenses and management believes they do not correlate to the underlying performance of our business. As a result, the Company believes that adjusted net income provides important additional information for measuring its performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted net income does not represent, and should not be used as a substitute for net income, as determined in accordance with GAAP. The Company’s definition of adjusted net income may differ from that of other companies.

SKULLCANDY, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE

TO SKULLCANDY, INC. ON A GAAP BASIS TO ADJUSTED DILUTED NET INCOME PER

SHARE ATTRIBUTABLE TO SKULLCANDY, INC.

(in thousands of dollars)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Diluted net income (loss) per common share attributable to Skullcandy, Inc.	$0.44	$(0.69)	$0.79	$(0.69)
Second contingent payment pursuant to the securities purchase and redemption agreement	—	0.31	0.09	0.63
Third contingent payment pursuant to the securities purchase and redemption agreement	—	0.05	0.06	0.12
Compensation expense associated with one-time management incentive bonuses and consideration to certain employee stockholders, net of tax benefit	—	0.68	—	0.69
Legal and settlement expenses associated with Monster litigation	0.03	—	0.06	—
Impact of difference in number of GAAP and adjusted diluted shares	—	0.19	—	0.20

Adjusted diluted net income per common share attributable to Skullcandy, Inc.	$0.47	$0.54	$1.00	$0.95

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net income (loss)	$12,332	$(9,731)	$18,621	$(9,693)
Net income attributable to noncontrolling interests	(11)	—	(4)	—
Income taxes	7,983	(234)	14,306	4,653
Interest expense	84	1,828	7,473	8,387
Other expense	45	(74)	369	(60)
Depreciation and amortization	929	225	2,031	677

EBITDA	21,362	(7,986)	42,796	3,964
Compensation expense	—	20,384	—	20,384
Other expense	—	7,009	1,392	14,616
Legal and settlement expenses associated with Monster litigation	1,334	—	2,031	—

Adjusted EBITDA	$22,696	$19,407	$46,219	$38,964

Non-GAAP Measures

EBITDA, for the periods presented, represents net income before interest expense, income taxes, certain other expenses and depreciation and amortization. Adjusted EBITDA for the three and twelve months ended December 31, 2010 gives further effect to the recording of compensation expense associated with one-time charges of $17.5 million in management incentive bonuses and $2.9 million payable as additional consideration to certain employee stockholders pursuant to the securities purchase and redemption agreement. Adjusted EBITDA also gives further effect to the recording of additional other expense of $1.4 million for the twelve months ended December 31, 2011 and $7.0 million and $14.6 million for the three and twelve months ended December 31, 2010, respectively, which represents other expense related to a derivative liability associated with the second and third contingency payments paid pursuant to the securities purchase and redemption agreement. Adjusted EBITDA also gives further effect to the recording of one-time legal and settlement expenses associated with Monster litigation of $1.3 million and $2.0 million for the three and twelve months ended December 31, 2011. These expenses were associated with a historical capital transaction and one-time legal and settlement expenses and management believes they do not correlate to the underlying performance of the Company’s business. As a result, the Company believes that adjusted EBITDA provides important additional information for measuring the Company’s performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted EBITDA does not represent, and should not be used as a substitute for income from operations or net income, as determined in accordance with GAAP. The Company’s definitions of EBITDA and adjusted EBITDA may differ from that of other companies.